Exhibit 99.1

CONSENT OF

GCA SAVVIAN ADVISORS, LLC

Board of Directors

GigOptix, Inc.

19910 North Creek Parkway

Bothell, Washington 98011

We hereby consent to the use of our opinion letter dated March 27, 2008 to the Board of Directors of Lumera Corp. included as Annex B to the proxy statement/prospectus which forms a part of Amendment No. 2 to the Registration Statement of GigOptix, Inc. (the “Company”) on Form S-4 relating to the proposed mergers of (a) Lumera Corp and an indirect subsidiary of the Company and (b) GigOptix, LLC and an indirect subsidiary of the Company, and to the references to such opinion in such joint proxy statement/prospectus under the headings “SUMMARY – Other information regarding the Mergers – Fairness Opinions Presented to the Board of Directors of Lumera,” “THE MERGER – Background of the Merger,” “THE MERGER – Recommendation of Lumera’s Board of Directors; Lumera’s Reasons for the Mergers,” “THE MERGER – Fairness Opinions Presented to the Lumera Board of Directors” and “THE MERGER – Financial Analysis of GCA Savvian.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

GCA SAVVIAN ADVISORS, LLC

/s/ Mark Greenbaum
By:	Mark Greenbaum
Title:	Managing Director

San Francisco, CA

October 22, 2008